EXHIBIT 10.4
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                            AGREEMENT


     THIS AGREEMENT (the "Agreement") is made and entered into effective June 12, 1996, by and between ARTHUR J. PASMAS
("Pasmas") and INLAND RESOURCES INC. ("Inland").

                         R E C I T A L S:

     WHEREAS, Pasmas desires to acquire 50,000 shares of the 1,000,000 shares of Series B Preferred Stock (as hereinafter defined) of Inland for $500,000 of the total of $10,000,000 to be received for the Series B Preferred Stock, and Inland desires to issue such Series B Preferred Stock to Pasmas; and

     WHEREAS, the acquisition of the Series B Preferred Stock by Pasmas will be closed on July 31, 1996; and

     WHEREAS, Inland intends to call its existing Series A Preferred Stock for redemption or conversion on July 31, 1996 and to the extent any shares are to be redeemed, the proceeds from the issuance of the Series B Preferred Stock are intended to be used by Inland to partially pay any required redemption amounts.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and representations set forth herein, the parties hereto agree as follows:

                       A G R E E M E N T S:

                                I.
                     SERIES B PREFERRED STOCK

     1.01 Subject to the terms and conditions of this Agreement, at the "Series B Closing" (herein so called) Inland agrees to issue and sell to Pasmas, and Pasmas agrees to subscribe for and purchase from Inland, 50,000 shares (the "Series B Shares") of a series of 1,000,000 shares of preferred stock, par value $.001 per share, of Inland having the relative rights, preferences, privileges and limitations set forth on the "Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock" ("Certificate of Designation") attached hereto as
Exhibit "A" and incorporated herein for all purposes by this reference (the "Series B Preferred Stock"), for an aggregate purchase price of $500,000 ($10.00 per Series B Share) (the "Purchase Price"). The transactions contemplated to take place at the Series B Closing are referred to herein as the "Series B Transactions". Pasmas acknowledges that it is anticipated by Inland that the remaining 950,000 shares of Series B Stock will be sold to another purchaser for the price of $10.00 per share and that such sale will close on or around the Series B Closing, provided, however, Pasmas shall, whether or not such additional purchase and sale is made, be obligated to purchase the Series B Shares at the Series B Closing, and Inland shall be obligated to issue the Series B Shares to Pasmas at the Series B Closing.

     1.02 Subject to the terms and conditions of this Agreement, the issuance and purchase of the Series B Shares shall take place at the "Series B Closing" to be held at the offices of Inland at 10:00 a.m. (Denver time) on July 31, 1996. The date on which the Series B Closing occurs is referred to herein as the "Series B Closing Date." On the Series B Closing Date, Inland will deliver the Series B Shares registered in the name of Pasmas upon receipt of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by Inland, or by such other method as is mutually agreed to by Pasmas and Inland. Such certificates shall bear appropriate restrictive legends deemed necessary by Inland to comply with applicable securities laws. Effective as of the Series B Closing Date, Inland will file with the Secretary of State of Washington the Certificate of Designation.

                                II

             REPRESENTATIONS AND WARRANTIES OF INLAND

     Inland represents and warrants to Pasmas as of the date hereof and as of the Series B Closing Date, as follows:

     2.01 Inland has all requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement (in the form attached hereto as Exhibit "B" and incorporated herein for all purposes by this reference) and to consummate the issuance of the Series B Shares as provided herein (referred to herein as the "Transaction"). The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the Transaction to be performed by Inland have been duly and validly authorized by all necessary action on the part of the Board of Directors of Inland, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement and the Registration Rights Agreement by Inland or to consummate the Transaction to be performed by Inland, other than filing the Certificate of Designation with the Secretary of State of Washington on the Series B Closing Date. This Agreement has been, and the Registration Rights Agreement, when executed at Series B Closing, will have been, duly and validly executed and delivered by Inland and, assuming this Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of Pasmas, this Agreement constitutes, and the Registration Rights Agreement, when executed at Series B Closing, will constitute, a valid and binding agreement of Inland, enforceable against Inland in accordance with its terms. Upon receipt by Inland of the Purchase Price, the Series B Shares shall be duly authorized, validly issued (when issued), fully paid and non-assessable. The shares of Common Stock underlying the Series B Shares will have been reserved for issuance as of the Series B Closing Date.

     2.02 Neither the execution and delivery of this Agreement or the Registration Rights Agreement by Inland, the consummation of the Transaction to be performed by Inland nor compliance by Inland with any of the provisions hereof or of Registration Rights Agreement will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or by-laws of Inland or any of its Subsidiaries, assuming, for this purpose, the Certificate of Designation has been filed with the Secretary of State of Washington; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, including those of the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality thereof (herein referred to as a "Governmental Authority"), except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made; (iii) except upon failure to obtain the consent of Trust Company of the West required to be obtained under that certain Credit Agreement dated November 29, 1995, result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Inland or any of its Subsidiaries is a party or by which Inland or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (iv) result in the creation or imposition of any lien, charge or other encumbrance on the assets of Inland or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Inland, any of its Subsidiaries or any of their respective
assets.   For purposes of this Agreement, "Subsidiary" shall
mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity; and such term shall also refer to any other partnership, limited partnership, joint venture, trust, or other business entity in which such entity has a material interest.

     2.03 The offer, sale and issuance of the Series B Shares pursuant to this Agreement do not require registration of the Series B Shares under the Securities Act of 1993, as amended (the "Securities Act") or registration or qualification under any applicable state "blue sky" or securities laws, based on available non-public offering exemptions which are based, in part, on the representations of Pasmas in Section 3.03. Inland has not taken, directly or indirectly, nor will it take any action which will subject the issuance or sale of any of the Series B Shares to be in violation of the provision of Section 5 of the Securities Act or the provisions of any securities, blue sky law or similar law of any applicable jurisdiction.

     2.04 No broker's or finder's fees or commissions will be payable by Inland in connection with the issuance and sale of the Series B Shares or the Transaction.

     2.05 The authorized capital stock of the Inland consists of 25,000,000 shares of Common Stock, and 20,000,000 shares of Class A preferred stock, par value $.001 per share ("Preferred Stock"). As of the date hereof, 4,092,800 shares of Common Stock and 106,850 Series A Preferred Shares were issued and outstanding. Except upon written notification to Pasmas, Inland will not, prior to the Series B Closing, issue any Common Stock or Preferred Stock (other than upon conversion of Series A Preferred Shares or exercise of outstanding options or warrants), and will not repurchase or redeem any Common Stock or Preferred Stock (other than the anticipated redemption of Series A Preferred Shares). Other than the Common Shares issuable pursuant to this Agreement or the shares of Common Stock underlying the Series B Shares, neither Inland nor any Subsidiary has any shares of its capital stock reserved for issuance, except for shares of Common Stock issuable upon conversion of Series A Preferred Shares and except for 212,800 shares of Common Stock issuable pursuant to Inland's employee stock option plan, of which options for 184,960 shares are outstanding, and 256,911 shares issuable pursuant to other outstanding subscriptions, options and warrants. No other options, warrants or securities convertible into Common Stock, other than the Series A Preferred Shares, are outstanding. All such issued and outstanding shares of capital stock of Inland are validly issued, fully paid, non-assessable and free of any preemptive rights.

     2.06 The various reports filed by Inland with the Securities and Exchange Commission do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein not misleading.


                               III

                REPRESENTATIONS AND WARRANTIES OF
                              PASMAS

     Pasmas hereby represents and warrants to Inland as of the date hereof and as of the Series B Closing Date, as follows:

     3.01 This Agreement has been duly and validly executed and delivered by Pasmas and, assuming this Agreement constitutes a valid and binding obligation of Inland, this Agreement constitutes a valid and binding agreement of Pasmas, enforceable against Pasmas in accordance with its terms.

     3.02 Neither the execution and delivery of this Agreement by Pasmas, the consummation of the Transaction to be performed by Pasmas, nor compliance by Pasmas with any of the provisions hereof will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made, (ii) result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Pasmas is a party or by which Pasmas or any of his assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pasmas or any of his assets.

     3.03 Pasmas has such knowledge and experience in financial and business matters as enables him to evaluate the merits and risks of an investment in the Series B Shares. Pasmas is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Pasmas is acquiring the Series B Shares for his own account and not with the view to resale or redistribution thereof in violation of the Securities Act. Pasmas acknowledges that he may not transfer the Series B Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that a legend to such effect shall be included on the certificate representing the Series B Shares.

                                IV

                            COVENANTS

     4.01 Between the date hereof and the Series B Closing Date, Inland will afford to Pasmas and his authorized representatives reasonable access (subject to tenants' rights) to the plant, offices, warehouses, or other facilities and properties, including oil and gas properties) and to the books and records of Inland and its Subsidiaries, will permit Pasmas and his representatives to make such reasonable inspections as they may require and will cause its officers and those of its Subsidiaries to furnish Pasmas and his representatives with such financial and operating data, environmental assessment and other information with respect to the business, assets and properties of Inland and its Subsidiaries, as applicable, as Pasmas and his representatives may from time to time reasonably request. No inspection or examination by Pasmas or his representatives will constitute a waiver of any claim against Inland for misrepresentation or breach of this Agreement. Pasmas shall hold strictly confidential all information obtained as a result of any examination or inspection of Inland and its Subsidiaries; provided, that Pasmas shall not be obligated to hold confidential information which (i) was or becomes generally available to the public other than as a result of a disclosure by Pasmas or his representatives or (ii) was or becomes available to Pasmas on a nonconfidential basis from a source other than Inland or its representatives, provided that such source is not bound by a confidentiality agreement with Inland or otherwise prohibited from transmitting the information to Pasmas.

     4.02 Subject to the terms and conditions herein provided, Inland and Pasmas agree to use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction.

     4.03 Inland and Pasmas will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Transaction and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreements between Inland and NASDAQ.

     4.04 For so long as Pasmas or any of his Affiliates (which term has the meaning given to it in Rule 405 under the Securities
Act) own any of the Common Stock underlying the Series B Shares or any other securities of Inland, Inland covenants and agrees that it will (i) maintain on a current basis the filing of all reports required to be filed by Inland pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; (ii) use its reasonable best efforts to maintain its qualification for the use of Form S-3; and (iii) cooperate with Pasmas whenever Pasmas wishes to dispose of any securities of Inland owned by him or any of his Affiliates under Rule 144 and/or Rule 144A under the Securities Act, to the full extent feasible in order to consummate such disposition.

                                V

                       CONDITIONS OF PASMAS

     The obligations of Pasmas to effect the closing of the Series B Shares on the Series B Closing Date are subject to the satisfaction of the following conditions any one or more of which may be waived by Pasmas.

     5.01  The representations and warranties contained in
Article II hereof shall be true in all material respects on and as of the Series B Closing Date as if made on and as of the Series B Closing Date. Inland shall have complied with all of its obligations contained herein performance of which is required on or prior to the Series B Closing Date. Pasmas shall have received a certificate to the foregoing effect executed by an officer of Inland.

     5.02 The Certificate of Designation in the form of Exhibit
"A" shall have been filed with the Secretary of State of Washington on or before the Series B Closing Date.

     5.03 Pasmas shall, prior to the Series B Closing Date, be satisfied, in its sole discretion, with the results of its legal and business due diligence of Inland.

     5.04 There shall have been no Material Adverse Effect from the end of the quarter covered by Inland's most recently filed
Form 10-QSB until the Series B Closing Date with regard to the obligation of Pasmas to purchase the Series B Shares.

     5.05 Trust Company of the West shall have consented to the issuance of the Series B Shares by Inland and the redemption of the Series A Preferred Stock on or before the Series B Closing
Date.

     5.06 Inland shall send a notice of redemption to all holders of Series A Preferred Stock simultaneously with the Series B
Closing.

     5.07 Pasmas shall have received an opinion of Inland's counsel at Series B Closing, in the form reasonably requested by Pasmas.

                                VI

                       INLAND'S CONDITIONS

     The obligations of Inland to issue and sell the Series B
Shares are subject to the satisfaction of the following conditions any one or more of which may be waived by Inland:

     6.01  The representations and warranties contained in
Article III hereof shall be true in all material respects on and as of the Series B Closing Date as if made on and as of the Series B Closing Date with regard to the issuance of the Series B Shares. Pasmas shall have complied with all of its obligations contained herein performance of which is required on or prior to the Series B Closing Date. Inland shall have received a certificate to the foregoing effect executed by Pasmas.

     6.02 Trust Company of the West shall have consented to the issuance of the Series B Shares by Inland and the redemption of the Series A Preferred Stock on or before the Series B Closing
Date.


                               VII

                TERMINATION, AMENDMENT AND WAIVER

     7.01 The Series B Transactions contemplated hereby may be abandoned at any time prior to the Series B Closing, as follows:

     (a)  By the mutual written consent of Inland and Pasmas;

     (b) On or after August 1, 1996, by Inland or Pasmas if the Series B Closing shall not have occurred prior thereto; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 7.01 (b) if the Series B Closing failed to occur on or before such date by reason of the breach by such party of any of such party's obligation hereunder; or

     (c) by Inland or Pasmas if there shall have been a breach by the other party of any of the covenants contained herein or if any representation or warranty made by any other party is untrue in any material respect.

     7.02 In the event of the abandonment of the Series B Transactions pursuant to Section 7.01(a), (b) or (c), this Agreement shall forthwith become void and have no effect with respect to the Series B Transactions, without any liability in respect to the Series B Transactions on the part of any party other than Section 8.05.

                               VIII

                          MISCELLANEOUS

     8.01 This Agreement (a) constitutes the entire agreement among the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     8.02 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to respective parties as follows:

If to Inland:

          c/o Inland Resources Inc.
          475 17th Street
          Suite 1500
          Denver, Colorado  80202
          Fax: 303-296-4070
          Attn:  Kyle R. Miller


          With a copy to:
          Glast, Phillips and Murray, P.C.
          2200 One Galleria Tower
          13355 Noel Road, L.B. 48
          Dallas, Texas 75240-6657
          Fax: 214-419-8329
          Attn: Mike Parsons

If  to Pasmas:

          Arthur J. Pasmas
          Smith Management Company
          5858 Westmeimer
          Suite 400
          Houston, Texas  77057
          Fax:  (713) 974-6818

     8.03 This Agreement shall be governed by and construed in accordance with the laws in the state of New York applicable to agreements made and wholly performed in the State of New York.

     8.04 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the sane agreement.

     8.05 Except as otherwise provided herein or in the Registration Rights Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with transactions contemplated hereby, including fees and expenses of its representatives.

     8.06 Neither Pasmas nor Inland may assign its or his rights or obligations hereunder.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the day and year first set above.


                                   INLAND RESOURCES INC.


                                   By:   /s/ Kyle R. Miller
                                        Kyle R. Miller, President


                                    /s/ Arthur J. Pasmas
                                   Arthur J. Pasmas


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